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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                 Information to be Included in Statements Filed
             Pursuant to Rules 13d-1(b), (c) and (d) and Amendments
                     Thereto Filed Pursuant to Rule 13d-2(b)

                    Under the Securities Exchange Act of 1934

                             (Amendment No. _____)*

                             Palm Harbor Homes, Inc.
             -------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, par value $0.01
             -------------------------------------------------------
                         (Title of Class of Securities)

                                    696639103
             -------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [X] Rule 13d-1(b)

         [_] Rule 13d-1(c)

         [_] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 6 pages

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CUSIP NO. 696639103                   13G                      Page 2 of 6 Pages
          ---------
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 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Granahan Investment Management, Inc. 04-2856200

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 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
      Not applicable.
                                                                (b) [_]
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 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Commonwealth of Massachusetts, United States

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                     5.   SOLE VOTING POWER

   NUMBER OF                                 233,109
    SHARES         -------------------------------------------------------------
 BENEFICIALLY        6.   SHARED VOTING POWER

   OWNED BY                                     0
     EACH          -------------------------------------------------------------
  REPORTING          7.   SOLE DISPOSITIVE POWER

    PERSON                                  1,262,570
     WITH          -------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER

                                                0
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 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   1,262,570
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [_]
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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      5.50%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

                                       IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 2 of 6 Pages

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Item 1(a).     Name of Issuer:

               Palm Harbor Homes, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               Palm Harbor Homes, Inc.
               15303 Dallas Parkway, Suite 800
               Addison
               Texas 75001

Item 2(a).     Name of Person Filing:

               Granahan Investment Management, Inc.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

               275 Wyman Street, Suite 270
               Waltham, MA 02154

Item 2(c).     Citizenship:

               Commonwealth of Massachusetts, United States

Item 2(d).     Title of Class of Securities:

               Common Stock, par value $0.01

Item 2(e).     CUSIP Number:

               696639103

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

         (a)   [_]   Broker or dealer registered under Section 15 of the
                     Exchange Act.

         (b)   [_]   Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c)   [_]   Insurance company as defined in Section 3(a)(19) of the
                     Exchange Act.

         (d)   [_]   Investment company registered under Section 8 of the
                     Investment Company Act.

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     (e)  [X]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. [_]

Item 4.   Ownership

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: 1,262,570

     (b)  Percent of class: 5.50%

     (c)  Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote: 233,109

          (ii)  shared power to vote or to direct the vote: 0

          (iii) sole power to dispose or to direct the disposition of: 1,262,570

          (iv)  shared power to dispose or to direct the disposition of: 0

Item 5.   Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

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Item 6.   Ownership of More than Five Percent on Behalf of Another Person

          Certain other persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the class of securities which are subject to this report.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

          Not Applicable.

Item 8.   Identification and Classification of Members of the Group

          Not Applicable.

Item 9.   Notice of Dissolution of Group

          Not Applicable.

Item 10.  Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  GRANAHAN INVESTMENT MANAGEMENT, INC.

Date:  February 7, 2003                  By: /s/ John J. Granahan
                                             --------------------
                                         Name/Title: John J. Granahan, President

                               Page 6 of 6 pages